400 West Capitol Avenue Suite 2000 Little Rock, Arkansas 72201-3522 501-376-2011 www.FridayFirm.com

Exhibit 5.17

March 4, 2011

System Energy Resources, Inc.
Echelon One
1340 Echelon Parkway
Jackson, Mississippi 39213

Ladies and Gentlemen:

We refer to Post-Effective Amendment No. 2 to the Registration Statement on Form S-3 (as amended, the “Registration Statement”), including the exhibits thereto, which System Energy Resources, Inc. (the “Company”) proposes to file with the Securities and Exchange Commission on or shortly after the date hereof, for (I) the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an indeterminate aggregate principal amount of its First Mortgage Bonds (the “Bonds”), such Bonds to be issued in one or more new series pursuant to the Company’s Mortgage and Deed of Trust, dated as of June 15, 1977, with The Bank of New York Mellon, as successor Trustee, as heretofore amended and supplemented by all indentures amendatory thereof and supplemental thereto, and as it will be further amended and supplemented (the Mortgage and Deed of Trust as so amended and supplemented being hereinafter referred to as the “Mortgage”); and (II) the qualification under the Trust Indenture Act of 1939, as amended, of the Mortgage. In connection therewith, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as originals of the documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Subject to the qualifications hereinafter expressed, we are of the opinion that the Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement and the Mortgage, will be legally issued and will be binding obligations of the Company.

For purposes of the opinions set forth above, we have assumed (I) that the Bonds will be issued and delivered in compliance with the due authorization of and in accordance with the terms set by the Company’s Board of Directors or an authorized committee thereof or an authorized officer, and (II) that the Bonds will be issued and delivered in compliance with an appropriate order with regard to the issuance of the Bonds by the Federal Energy Regulatory Commission.

This opinion is limited to the laws of the States of Arkansas, Mississippi, and New York and the federal laws of the United States of America. To the extent that the opinions relate to or are dependent upon matters governed by the laws of New York, we have relied upon the opinion of Morgan, Lewis & Bockius, LLP, which is being filed as Exhibit 5.15 to the Registration Statement.  To the extent that the opinions relate to or are dependent upon matters governed by the laws of Mississippi, we have relied upon the opinion of Wise Carter Child & Caraway, Professional Association, which is being filed as Exhibit 5.16 to the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 5.17 to the Registration Statement. We also consent to the reference to us in the prospectus included in the Registration Statement under the caption “Legality.” In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Friday Eldredge & Clark, LLP

Friday, Eldredge & Clark, LLP

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